UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2021

INVO BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39701	20-4036208
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5582 Broadcast Court Sarasota, Florida	34240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 878-9505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	INVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On October 1, 2021, the Company and certain institutional and accredited investors (the “Investors”) and members of the Company’s management team (the “Management Team”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Company agreed to issue and sell to the Investors 1,240,737 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), in a registered direct offering (the " Offering") for aggregate gross proceeds of $4,044,802.62. The Shares were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-255096) filed with the Securities and Exchange Commission (the "Commission") on April 7, 2021, and declared effective on April 16, 2021. The purchase price for each share in the Offering was $3.26. Steve Shum, the Chief Executive Officer of the Company, and Andrea Goren, the Chief Financial Officer of the Company, each purchased 30,674 shares in the Offering for gross proceeds of $199,994.48.

The net proceeds to the Company from the Offering, after deducting Placement Agent fees and the Company’s estimated offering expenses, are expected to be approximately $3.65 million. The Offering is expected to close on October 5, 2021, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the transaction for working capital and general corporate purposes and up to $500,000 of proceeds to repay current outstanding indebtedness, which indebtedness has a current maturity date of December 22, 2021 and bears interest at 10% per annum.

The Securities are registered under the Securities Act of 1933, as amended, on the Company’s Registration Statement on Form S-3 (Registration No. 333-255096), previously filed with the Securities and Exchange Commission and declared effective on April 16, 2021.

The representations, warranties and covenants contained in the Securities Purchase Agreement and Stock Purchase Agreement were made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Securities Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Securities Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the transactions. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

In connection with the Offering, the Company entered into a Placement Agency Agreement with Paulson Investment Company, LLC (the “Placement Agent”), pursuant to which the Company will pay a cash fee of $323,584.21 to the Placement Agent (eight (8.0%) of gross proceeds from the Offering). The Company will also reimburse the Placement Agent for expenses incurred by it in connection with the Offering.

In addition, the Company also agreed to grant to the Placement Agent or its designees warrants to purchase up to 3% of the aggregate number of shares sold to Investors in the Offering (37,222 shares) at an exercise price of $3.912 per share (the “Placement Agent Warrants”) (120% of the offering price of the Shares). The Placement Agent Warrants provide for cashless exercise. The Placement Agent Warrants will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws. The Company will serve as warrant agent for the Placement Agent Warrants.

The foregoing description of the PAA, the Securities Purchase Agreement, and the Placement Agent Warrants, are subject to, and qualified in their entirety by, the documents attached hereto as Exhibits 10.1, 10.2, and 4.1, which are incorporated herein by reference.

Dentons US LLP, counsel to the Company, delivered an opinion as to legality of the issuance of the shares and warrants in the Offering, a copy of which is attached hereto as Exhibit 5.1 and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 3.02. Unregistered Sales of Equity Securities.

See Item 1.01 with respect to the Placement Agent’s Warrants is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits(d) Exhibits.

Exhibit No.	Description of Exhibit

4.1	Form of Placement Agent Warrant to Purchase Common Stock

5.1	Opinion of Dentons US LLP.

10.1	Placement Agent Agreement, dated October 1, 2021, between the Company and the Placement Agent

10.2	Form of Securities Purchase Agreement, dated October 1, 2021, between the Company and the purchasers party thereto

23.1	Consent of Dentons US LLP (contained in Exhibit 5.1).

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVO Bioscience, Inc.

October 5, 2021	/s/ Steven Shum
Steven Shum
Chief Executive Officer